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                                                                   Exhibit 10(a)


              1999 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
                                       OF
                            SPRINGS INDUSTRIES, INC.


                                    Article 1

                                  Introduction

1.1      Recitals.

         (a) Whereas, effective April 30, 1984, the Board of Directors (the "Board") of Springs Industries, Inc., a South Carolina corporation (the "Corporation"), approved and adopted the Deferred Compensation Plan for Outside Directors for the purpose of allowing Directors [as defined in Section 1.3(n) below] to elect to defer the receipt of fees owing to them for service on, and attending meetings of, the Board and committees thereof, to fix the date(s) of receipt thereof, and to assist the Corporation in attracting and retaining qualified individuals to serve as directors;

         (b) Whereas, the Deferred Compensation Plan for Outside Directors was amended by the Board effective February 26, 1987 (the "Amended and Restated Deferred Compensation Plan for Outside Directors");

         (c) Whereas, the Amended and Restated Deferred Compensation Plan for Outside Directors was again amended and restated on August 18, 1994 (the "Second Amended and Restated Deferred Compensation Plan for Outside Directors");

         (d) Whereas, the Second Amended and Restated Deferred Compensation Plan for Outside Directors was amended effective October 29, 1995, and again amended effective November 1, 1996 (as so amended, the "Prior Plan");

         (e) Whereas, the Outside Directors COLI Deferred Compensation Plan was adopted with respect to deferrals by Directors during the four-year period from May 1, 1986, to April 30, 1990 (the "COLI Plan"); and

         (f) Whereas the Board desires to adopt a new deferred compensation plan which shall be known as the 1999 Deferred Compensation Plan for Outside Directors;

         NOW, THEREFORE, the 1999 Deferred Compensation Plan for Outside Directors hereby is adopted effective April 19, 1999.

1.2 Name and Purpose. The name of this plan is the "1999 Deferred Compensation Plan for Outside Directors of Springs Industries, Inc." (the "Plan"). The purpose of the Plan is to enable the Corporation to obtain and retain the services of directors by permitting the deferment of their fees until their services with the Corporation have


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terminated while at the same time giving the Corporation the present use of the compensation so deferred.

1.3 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:

         (a) "Account" means a Cash Account or a Stock Account.

         (b) "Board" has the meaning set forth in Section 1.1(a) above.

         (c) "Business Day" means a day except for a Saturday, Sunday or a legal holiday.

         (d) "Cash Account" means an Account which reflects the Compensation deferred by a Participant pursuant to Section 2.4 and shall include any Interest Account or COLI Account transferred from the Prior Plan or the COLI Plan pursuant to Section 2.6(d).

         (e) "Cash Compensation" means Compensation paid in the form of cash.

         (f) "Cash Credit" means a credit to a Cash Account, expressed in whole dollars and fractions thereof.

         (g) "Closing Price" means the closing price of the Common Stock as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal.

         (h) "COLI Account" means the account of a Participant under the COLI Plan.

         (i) "COLI Plan" means the Outside Directors COLI Deferred Compensation Plan which was adopted with respect to deferrals by Directors during the period May 1, 1986, to April 30, 1990.

         (j) "Committee" means the Management Compensation and Organization Committee of the Board (or any successor Committee).

         (k) "Common Stock" means (i) the Class A Common Stock, $.25 par value per share, of the Corporation, adjusted as provided in Section 2.10, or (ii) if there is a merger or consolidation and the Corporation is not the surviving corporation thereof, the capital stock of the surviving corporation given in exchange for such common stock of the Corporation.

         (l) "Compensation" means all remuneration (whether paid in cash or in the form of Common Stock or any derivatives thereof) paid to a Director for services to the Corporation as a director, other than reimbursement for expenses, and shall include


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retainer fees for service on, and fees for attendance at meetings of, the Board and any Committees thereof.

         (m) "Corporation" has the meaning set forth in Section 1.1(a) above.

         (n) "Director" means any individual serving on the Board who is not an employee of the Corporation or any of its subsidiaries.

         (o) "Dividend Account" means the Dividend Account of a Participant under the Prior Plan.

         (p) "Interest Account" means the Interest Account of a Participant under the Prior Plan.

         (q) "Measuring Fund Account" means the Measuring Fund Account of a Participant under the Prior Plan.

         (r) "Participant" means a Director who has filed an election to participate in the Plan under Section 2.2 with regard to any Plan Year or a Director whose Interest Account or Stock Account under the Prior Plan or whose COLI Account under the COLI Plan is transferred to the Cash Account or the Stock Account of the Plan pursuant to Section 2.6(d).

         (s) "Plan" has the meaning set forth in Section 1.2 above.

         (t) "Plan Year" means the period beginning the first day of the month following the Corporation's annual meeting of shareholders in April 1999 through December 31, 1999, and thereafter shall be the applicable calendar year.

         (u) "Prior Plan" means the Corporation's Deferred Compensation Plan as amended and restated on August 18, 1994, and as subsequently amended effective October 29, 1995, and November 1, 1996.

         (v) "Retire" or "Retires" shall mean the ending of a Director's service as a member of the Board, but shall not include the ending of such service by reason of death.

         (w) "Secretary" means the corporate secretary of the Corporation.

         (x) "Stock Account" means an Account which reflects the Compensation deferred by a Participant pursuant to Section 2.3.

         (y) "Stock Compensation" means Compensation paid in the form of Common Stock or any derivative thereof.

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         (z) "Stock Credit" means a credit to a Stock Account established pursuant to Section 2.3, and calculated pursuant to Section 2.5.

        (aa) "Stock Equivalents Account" means the Stock Equivalent Account of a Participant under the Prior Plan.


                                    ARTICLE 2

                            Participation in the Plan

2.1 Eligibility. Any Director serving on to the Board subsequent to April 19, 1999, may participate in the Plan.

2.2      Election to Participate.

         (a) Each Director, and each first time nominee for Director, may elect to defer payment of all or any portion of his Compensation that is payable with respect to services performed during any Plan Year. Such election must be made prior to the date that services are rendered in the Plan Year in which such Compensation otherwise would be paid and shall be irrevocable thereafter for such Plan Year; provided, however, a newly-elected Director may deliver a deferral election to the Corporation within 30 days after his election, which deferral election shall be effective for Compensation for services performed subsequent to the date the deferral election is delivered to the Corporation; provided further, however, that an election by a Director or nominee pursuant to this paragraph (a) for any Plan Year (or portion thereof) shall be valid and effective for all purposes for all succeeding Plan Years, unless and until such election is revoked or modified by such Director prior to the date that services are rendered in such succeeding Plan Year(s); and, provided further, that no such election, revocation or modification may be made if the exemption afforded by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 (or any successor statute), as constituted from time to time, or the rules or regulations promulgated thereunder, would not be available as a result thereof.

         (b) An election to defer any Compensation under the Plan shall: (i) be in writing; (ii) be delivered to the Secretary of the Corporation; (iii) contain, or be deemed to contain, the matters set forth in Section 2.3 below, in accordance with the terms thereof; and (iv) be irrevocable in all respects with respect to the Plan Year or Plan Years to which the election relates. If a Director does not elect to defer Compensation payable to him during a Plan Year, all such Compensation shall be paid directly to such Director in accordance with resolutions adopted by the Board or by the shareholders of the Corporation from time to time.

2.3 Mode of Deferral. A Participant may elect to defer all or a portion of his Cash Compensation for a Plan Year to a Cash Account, a Stock Account, or a combination of both such Accounts and to defer all or a portion of his Stock Compensation for a Plan


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Year to a separate Stock Account. The Corporation shall maintain such Accounts in the name of the Participant. Any such election with respect to the Account or Accounts to which his Compensation for a Plan Year shall be deferred shall be specified in the election referred to in Section 2.2(b) above that is delivered by the Director to the Secretary, and shall be irrevocable. If a Participant fails to elect the Account to which deferral of Cash Compensation shall be made, he shall be deemed to have irrevocably elected deferral to the Cash Account. Compensation deferred to a Cash Account or Stock Account shall result in Cash Credits or Stock Credits, respectively.

2.4 Cash Account. The Cash Account of a Participant established with respect to a Plan Year shall be credited, as of the day the Compensation would have been paid had it not been deferred, with Cash Credits equal to the dollar amount of such deferred Compensation. As of the last day of each calendar quarter, or as of the date the Account is distributed, if earlier, such Cash Accounts shall be credited with interest in the form of additional Cash Credits. Interest shall be at such rate as is determined from time to time by the Committee. Initially, the rate of interest under the Cash Account shall be the Lehman Brothers Corporate Bond Long-Term Baa Index except that interest with respect to a Participant's COLI Account transferred to a separate Cash Account pursuant to Section 2.6(d) below shall continue initially to be determined in accordance with the COLI Plan.

2.5      Stock Account.

         (a) The Stock Accounts of a Participant established with respect to a Plan Year shall be credited, as of the day the Compensation would have been paid had it not been deferred, with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such deferred Compensation at the average of the Closing Prices of shares of Common Stock for the last five (5) trading days immediately preceding the day in which such Stock Accounts are so credited. As of the date any dividend is paid to holders of shares of Common Stock, such Stock Accounts shall be credited with additional Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Closing Price of shares of Common Stock on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Credits then attributed to such Stock Accounts. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

         (b) To the extent a Participant's separate Stock Account has been credited with Stock Credits as a result of a Participant's election to defer receipt of remuneration under the Corporation's 1991 Restricted Stock Plan for Outside Directors, or any successor plan, such Stock Credits (but not Stock Credits arising from the payment of dividends on Common Stock with respect to such deferrals) shall be subject to forfeiture as provided in such plan.


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2.6      Distribution of a Cash Account or a Stock Account.

         (a) Distribution of all Cash Accounts and Stock Accounts of a Participant shall commence as of January 15 of the Plan Year following the Plan Year in which such Participant Retires. If the date for commencement of such distribution is not a Business Day, such distribution shall commence on the next succeeding Business Day.

         (b) A Participant may elect the number of annual installments (not to exceed 15) in which the Participant's Cash Accounts and Stock Accounts (including accounts transferred from the Prior Plan and the COLI Plan pursuant to Section 2.6(d) below) maintained on his behalf under the Plan shall be distributed. A Participant's Cash Accounts and Stock Account shall both be distributed in the same number of annual installments, except that a Participant may elect to have his Cash Account for the COLI Plan distributed over fifteen
(15) annual installments regardless of the Participant's distribution election for his other Accounts. If no such election is made by such Director with respect to such Accounts, the number of annual installments for all Accounts shall be ten (10). Such payment or payments shall be in amounts determined pursuant to Section 2.8 below, and shall be made on the date set forth in
Section 2.6(a) above, and such date of each succeeding Plan Year as applicable.

         (c) A Participant's installment election referred to in paragraph (b) above is not effective unless made more than six months prior to the date the Participant Retires. Once made, such election shall apply for all succeeding Plan Years unless modified thereafter. A Participant who has made a deferral election may make an additional election to change the form of distribution of the balance in his Account (a "Change-of-Form Election"). Only a total of three
(3) Change-of-Form Elections may be made by any Participant and only one such Change-of-Form-Election may be made by any Participant during any three (3) calendar years; provided, however, that no such Change-of-Form-Election will be effective unless made more than six (6) months prior to the date the Participant Retires.

         (d) Effective July 1, 1999, (i) the Interest Accounts and Dividend Accounts in the Prior Plan of Directors eligible to participate in the Plan shall be transferred to the respective Director's Cash Account under the Plan,
(ii) the Measuring Fund Accounts and Stock Equivalents Account of such Directors shall be transferred to the respective Director's Stock Account in the Plan, and
(iii) the COLI Accounts of such Directors shall be transferred to a separate Cash Account for the respective Director under the Plan. Furthermore, each Participant who has a Measuring Fund Account under the Prior Plan may elect (which election shall be irrevocable) prior to May 15, 1999, to transfer, effective July 1, 1999, all or a portion of the Participant's account balance in the Measuring Fund under the Prior Plan to his Cash Account rather than solely to his Stock Account. All accounts transferred from the Prior Plan and the COLI Plan to the Plan as specified in this Section shall be based on the valuation of such accounts as of June 30, 1999.


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2.7      Form of Distribution. Distribution of a Participant's Cash Accounts
shall be made only in cash. Distribution of a Participant's Stock Accounts shall be made in the form of an equivalent number of shares of Common Stock; provided, however, at the option of the Committee the distribution may be in the form of cash in the amount of the cash value on the date of distribution of the number of Stock Credits distributable in the installment. For purposes of determining such cash value, the Corporation shall use the average of the closing prices of the Common Stock for the last five (5) trading days immediately preceding the date of distribution.

2.8 Installment Amount. The amount of each installment with respect to a Cash Account of a Participant shall be equal to the product of the current balance in such Cash Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid. The number of Stock Credits attributable to an installment with respect to a Stock Account (unless otherwise specified in the Plan) shall be equal to the product of the current number of Stock Credits attributed to such Stock Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.

2.9 Hardship Withdrawals. In case of an unforeseeable emergency, a Participant may request the Committee, on a form to be provided by the Committee or its delegate, that payment be made earlier than the date to which it was deferred.

                  For purposes of this Section 2.9, an "unforeseeable emergency" shall be limited to a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent [as defined in Section 152(a) of the Internal Revenue Code] of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case; but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan.

2.10 Adjustment. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Credits with which each Stock Account of a Participant is credited shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Credits with which each Stock Account of a Participant is credited shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Corporation shall at any time be consolidated with or merged into any other corporation and holders of shares of Common Stock receive shares of the capital stock



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of the resulting or surviving corporation, there shall be credited to each
Stock Account of a Participant, in place of the Stock Credits then credited thereto, new Stock Credits in an amount equal to the product of the number of shares of capital stock exchanged for one share of Common Stock upon such consolidation or merger and the number of Stock Credits with which such Account then is credited. If in such a consolidation or merger holders of shares of Common Stock shall receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Committee, in its sole discretion, shall determine the appropriate change in Participants' Accounts.

2.11     Distribution upon Death.

         (a) A Participant may deliver a beneficiary election to the Secretary of the Corporation electing that, in the event the Participant should die before full payment of all amounts credited to the Participant's Cash Accounts and Stock Accounts, the balance shall be paid in either one payment or in some other number of approximately equal annual installments [not exceeding five (5)] to such person or persons designated in the beneficiary election, except that a Participant may elect to have his Cash Account for the COLI Plan distributed in the number of installments determined with respect to such Cash Account under
Section 2.6(b) above in the event of death of the Participant prior to commencement of distribution or over the balance of such period if the Participant dies after commencement of such distribution. A Participant may from time to time revoke or change any such designation by written notice to the Secretary. If there is no designation on file with the Secretary at the time of the Participant's death, or if the person or persons designated therein shall have all predeceased the Participant, such distributions shall be made in one
(1) payment to the executor or administrator of the Participant's estate. Any distribution under this Section 2.11(a) shall be made or commence as soon as practicable following the end of the fiscal quarter in which the Secretary is notified of the Participant's death or is satisfied as to the identity of the appropriate payee, whichever is later.

2.12 Withholding Taxes. The Corporation shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.


                                    ARTICLE 3

                                  The Committee


3.1 Authority. The Committee shall have full power and authority to administer the Plan, including the power to (a) promulgate forms to be used with respect to the Plan, (b) promulgate rules of Plan administration, (c) settle any disputes as to rights or benefits arising from the Plan, (d) interpret the terms of the Plan, (e) amend, modify or terminate the Plan as provided in Section 4.5 below and (e) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable


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to aid in the proper administration of the Plan; provided, however that the
Committee cannot change or modify any of the irrevocable elections made by a Participant under Section 2.2(b) above. Any decision made by the Committee shall be final and binding on the Corporation, Participants and their heirs or successors.

3.2 Elections, Notices. All elections, notices and designations required or permitted to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.


                                    ARTICLE 4

                                  Miscellaneous

4.1 Funding. No promise hereunder shall or may be secured by any assets of the Corporation, and no assets of the Corporation shall otherwise be designated as attributable or allocated to the satisfaction of such promises. The Participants have the status of general unsecured creditors of the Corporation hereunder.

4.2 Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

4.3 Delegation of Administrative Duties. The Committee may delegate to officers and employees of the Corporation from time to time the power and authority to carry out and effect the decisions and rules of the Committee. Any such delegation shall be in writing.

4.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina.

4.5 Amendment, Modification and Termination of the Plan. The Board or the Committee at any time may terminate and in any respect amend or modify the Plan.

4.6 Successors and Heirs. The Plan and any properly executed elections hereunder shall be binding upon the Corporation and Participants, and upon any assignee or successor in interest to the Corporation and upon the heirs, legal representatives and beneficiaries of any Participant.

4.7 Status of Participants. Stock Credits are not, and do not constitute, shares of Common Stock, and no right as a holder of shares of Common Stock shall devolve upon a Participant by reason of his participation in the Plan.


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4.8      Use of Terms. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.

4.9 Statement of Accounts. No later than February of each Plan Year, each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his Accounts under the Plan as of December 31 of such preceding Plan Year and of the amount deferred during the Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.




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